Exhibit 99.1

For more information: Investor Relations Jim DeNike Corixa Corp. 206.754.5716 denike@corixa.com	Media Relations Colleen Beauregard Waggener Edstrom Bioscience 503.443.7000 colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES THIRD QUARTER FINANCIAL RESULTS AND
RESTRUCTURING

Seattle, November 6, 2003 — Corixa Corp. (Nasdaq: CRXA), a leading provider of immunotherapeutics, today announced financial results for the third quarter ended September 30, 2003. The company also announced it is restructuring its operations to focus on priority programs and commercialization efforts.

For the third quarter of 2003, Corixa reported total revenue of $7.4 million compared with total revenue of $9.9 million for the third quarter of 2002. Net loss applicable to common stockholders for the third quarter of 2003 was $28.1 million, compared with net loss of $16.8 million for the third quarter of 2002. Net loss applicable to common stockholders for the third quarter of 2003 includes a $5.9 million impairment charge associated with sub-leasing of an additional 17,000 square feet of improved space in South San Francisco. Diluted net loss per common share for the third quarter of 2003 was $0.51 compared with diluted net loss per common share of $0.37 for the third quarter of 2002. Excluding acquisition-related charges, such as intangible and deferred compensation amortization and the lease-related impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the third quarter of 2003 were $21.9 million and $0.40, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $16.2 million and $0.36, respectively for the third quarter of 2002.

Corixa co-promotion revenue or expense under its agreement with GlaxoSmithKline for the sale of BEXXAR therapeutic regimen in the United States is determined based the calculation of joint profit or loss, which is included in sales, general and administrative expense for the quarter ended September 30, 2003. During the initial period of product availability, Corixa expects to record losses from this joint business agreement, reflecting increased expenses for the cost of co-promotion revenue, promotion, education and training.

For the first nine months of 2003, Corixa’s total revenue was $36.5 million compared with $39.3 million for the first nine months of 2002. For the first nine months of 2003 net loss applicable to common stockholders was $68.0 million, compared with $188.5 million for the first nine months of 2002. Net loss applicable to common stockholders for the first nine months of 2003 includes an $18.5 million impairment charge associated with sub-leasing of improved space in South San Francisco.

Net loss applicable to common stockholders for the first nine months of 2002 includes a first quarter goodwill impairment charge of $161.1 million resulting from a delay in the launch of BEXXAR. Diluted net loss per common share for the first nine months of 2003 was $1.31 compared with diluted net loss per common share of $4.38 for the first nine months of 2002. Excluding acquisition-related charges, such as intangible and deferred compensation amortization, lease-related impairment charges and the goodwill impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the first nine months of 2003 were $48.2 million and $0.93, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $22.6 million and $0.53, respectively for the first nine months of 2002.

A reconciliation of the Generally Accepted Accounting Principles (GAAP) net income/(loss) and net income/(loss) per share to the respective non-GAAP amounts for the three months and nine months ended September 30, 2003 and September 30, 2002, is set forth at the end of this press release.

The decrease in revenue for the third quarter of 2003 compared with the prior year period was due primarily to the anticipated expiration of the funded research phases of certain of Corixa’s collaborative agreements, including Corixa’s vaccine development collaborative agreement with GlaxoSmithKline, the company’s lung cancer vaccine partnership with Japan Tobacco Inc., and its therapeutic antibody agreement with Purdue Pharma L.P. Decreases in research collaboration revenue were partially offset by increased revenue related to Corixa’s WT-1 cancer vaccine agreement with Kirin.

As of September 30, 2003, Corixa had $200.9 million in cash, cash equivalents and investments. Corixa also continues to have access to, subject to certain conditions, a $75 million equity line of credit from BNY Capital Markets, a subsidiary of the Bank of New York. As of September 30, 2003, draws under the credit line totaled $2.6 million.

“Corixa continued to make substantial progress during the third quarter,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. “We delivered on our commitment to make BEXXAR commercially available just 30 days following FDA approval, began enrolling patients in the third of three new IND studies this year, and announced the approval of the first infectious disease vaccine containing our RC-529 adjuvant. We continue to make progress with key business initiatives designed to support increased commercial opportunities for Corixa.”

Restructuring

Corixa also announced today that it is restructuring its resources to focus on priority programs with the greatest opportunity for near term commercial success. The restructuring plan will reduce the scope and number of priority programs to allow the company to concentrate more resources on its core areas of expertise – monoclonal antibodies, vaccines and adjuvants and TLR4 agonists and antagonists.

This restructuring will result in an approximate 18 percent immediate reduction in Corixa’s workforce, including the elimination of certain unfilled open positions, as well as existing positions. The workforce reduction is expected to result in annual cost savings of more than $8 million and the company expects to incur a fourth quarter restructuring charge of up to $2.5 million. Following the reductions, Corixa will have approximately 344 employees at facilities in Seattle, Washington, South San Francisco, California and Hamilton, Montana.

“Research activities over the past several years have yielded more opportunities than we can financially afford to pursue at this time,” Gillis added. “Although decisions to eliminate programs and resources are difficult, focusing the scope of our pursuits on the greatest opportunities for near term commercial success are critical steps in achieving our financial and commercial objectives and will allow us to more efficiently allocate resources to priority programs.”

Program Update

As a part of its ongoing portfolio analysis, the company also announced today that it will discontinue the U.S. development of its MELACINE vaccine for melanoma. Corixa has discontinued the program based on the requirement to conduct an additional U.S. Phase III clinical trial that would likely take another five to seven years before an application for approval in the United States could be considered. The company is currently in discussions with multiple parties regarding potential out-licensing and product acquisition opportunities.

Conference Call

Corixa will hold a conference call and webcast to discuss the third quarter earnings Thursday, November 6, 2003 at 5 p.m. EDT/2 p.m. PDT. To access the live conference call, dial (800) 289-0496 or (913) 981-5519. Webcast participants can sign up at the Investors page of Corixa’s Web site (http://www.corixa.com/default.asp?pid=invest). A recorded replay of the conference call can be accessed through the Web site, or by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and entering passcode 655565. The call will be rebroadcast until 12 a.m. ET, November 14, 2003.

About Corixa

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing cancer and infectious diseases by understanding and directing the immune system. On June 30, 2003, Corixa announced that the FDA approved BEXXAR for the treatment of patients with CD20 positive, follicular, NHL, with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the prospects for commercialization of BEXXAR and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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Corixa Corporation
Consolidated Statement of Operations
(In thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

Revenue:
Collaborative agreements	$6,996	$9,274	$34,600	$37,389
Government grants and contracts	395	602	1,924	1,939

Total revenue	7,391	9,876	36,524	39,328
Operating expenses:
Research and development	21,037	23,677	69,932	76,030
Sales, general and administrative	6,448	3,225	14,912	13,489
Intangible asset amortization	110	110	330	330
Impairment of lease-related assets	5,927	—	18,491	—
Goodwill impairment	—	—	—	161,060

Total operating expenses	33,522	27,012	103,665	250,909

Loss from operations	(26,131)	(17,136)	(67,141)	(211,581)
Interest income	954	1,130	2,486	3,379
Interest expense	(1,716)	(578)	(2,453)	(1,715)
Other income	(866)	3	31	21,977

Net loss	(27,759)	(16,581)	(67,077)	(187,940)
Preferred stock dividend	(316)	(220)	(918)	(530)

Net loss applicable to common stockholders	$(28,075)	$(16,801)	$(67,995)	$(188,470)

Basic net loss per common share	$(0.51)	$(0.37)	$(1.31)	$(4.38)

Shares used in computation of basic and diluted net loss per common share	54,875	45,607	51,709	43,000

	September 30,	December 31,
	2003	2002

Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$200,908	$116,757
Working capital	111,037	55,792
Total assets	260,946	196,106
Long-term obligations less current portion	103,430	6,920
Accumulated deficit	(1,177,718)	(1,110,641)
Total stockholders’ equity	95,206	128,392

	Three months ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

Non-GAAP Financial Measures:
Reconciliation of net income/(loss) to net income/(loss) excluding acquisition related charges:
Net income/(loss) applicable to common stockholders	$(28,075)	$(16,801)	$(67,995)	$(188,470)
Goodwill impairment	—	—	—	161,060
Impairment of lease-related assets	5,927	—	18,491	—
Intangible asset and leasehold amortization	218	495	1,162	1,485
Deferred compensation amortization	31	104	170	1,411
Other charges	—	—	—	1,866

Net loss excluding acquisition related charges	$(21,899)	$(16,202)	$(48,172)	$(22,648)

Basic and diluted net loss per share excluding acquisition related charges	$(0.40)	$(0.36)	$(0.93)	$(0.53)

To supplement our consolidated financial statements presented on a GAAP basis, Corixa uses non-GAAP measures of net income/(loss) and net income/(loss) per share, which are adjusted to exclude certain expenses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Corixa’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income/(loss) or net income/(loss) per share prepared in accordance with generally accepted accounting principles in the United States.